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							EXHIBIT 4.6


No. WIV 001					 Series IV Warrants


                    STOCK PURCHASE WARRANT CERTIFICATE FOR

                          PURCHASE OF COMMON STOCK OF

			   QUESTRON TECHNOLOGY, INC.

                    THIS CERTIFIES THAT FOR VALUE RECEIVED

	A.J. Dinicola or registered assigns (the "Registered Holder") is the owner of 1,500,000 Series IV Redeemable Common Stock Purchase Warrants ("Warrants"). This Warrant Certificate and each Warrant represented hereby are subject to in all respects the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement") to be entered into by the Company in connection with the public offering (the "Offering") of Units each consisting of one share of Series B Convertible Preferred Stock and one
Warrant. By his acceptance of this Certificate, the Registered Holder hereby agrees that he shall accept at the closing of the Offering a certificate evidencing the Warrants in the form issued to the public investors pursuant to the Warrant Agreement ("Public Warrants"). In the event that the Offering is not consummated, the Warrants shall be cancelled and shall be of no further force or effect.


					QUESTRON TECHNOLOGY, INC.


					By: /s/ DOMINIC A. POLIMENI
                                           ------------------------
                                           Dominic A. Polimeni
                                           Chairman, President and
    					   Chief Executive Officer


Date: December 16, 1996